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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

            New England Bancshares, Inc. Reports Income for the Three
                     and Six Months Ended September 30, 2009

ENFIELD, CT, October 28, 2009- New England Bancshares, Inc. (the "Company") (NASDAQ GM: NEBS), the holding company for New England Bank, reported net income for the quarter ended September 30, 2009 of $301,000, or $0.05 per diluted share as compared to a net loss of $2.0 million, or $0.35 per diluted share, reported for the same quarter a year ago. Net income for the six months ended September 30, 2009 totaled $120,000, or $0.02 per diluted share, compared to a net loss of $1.5 million, or $0.27 per diluted share, for the same period last year.

President's Comments:

"We continue to aggressively recognize and process any problem assets, which will allow the Company to be well positioned once the economy recovers," said David J. O'Connor, President and CEO. "While we are not completely out of the economic downturn, it appears that the acceleration of delinquent and problem loans is slowing. Additionally, the acquisition of Apple Valley Bank & Trust is accretive to earnings per share this quarter. Our focus continues to be on expanding our core business, controlling expenses and increasing the Company's book value and earnings per share."

Key Balance Sheet Changes at September 30, 2009 compared to March 31, 2009:

The September 30, 2009 balance sheet includes amounts from the acquisition of Apple Valley Bank & Trust, which was completed on June 8, 2009.

      o Total assets increased $100.6 million, or 17.6%, to $672.2 million at September 30, 2009.
      o     Net loans  increased  $76.6 million,  or 18.5%, to $490.1 million at
            September 30, 2009. This increase was comprised of a $30.0 million increase in residential mortgage loans, a $28.5 million increase in commercial mortgage loans, a $6.7 million increase in commercial business loans and a $9.4 million increase in construction loans.
      o Deposits increased $99.5 million, or 23.7%, from $419.4 million at March 31, 2009 to $518.9 million at September 30, 2009. The increase is comprised of a $42.1 million increase in certificate of deposits, a $33.9 million increase in NOW and money market accounts, a $12.6 million increase in savings accounts and a $10.9 million increase in noninterest-bearing demand deposits. At September 30, 2009 certificates of deposit comprised 56.0% of deposits.

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Key Items for the Six Months Ended September 30, 2009:

      o The provision for loan losses for the six months ended September 30, 2009 totaled $1.4 million caused primarily by increased delinquencies, higher specific reserves and increased charge-offs. During the period loans written-off as uncollectible were $3.7 million, of which $3.0 million was related to one borrower with collateral consisting of real estate, accounts receivable, inventory and fixed assets. See Asset Quality below.
      o The Company recorded $745,000 in FDIC insurance expense in the current period compared to $89,000 in the prior year period. The current year period expense includes $313,000 for the special FDIC assessment.
      o Net interest margin, on a fully tax equivalent basis, was 2.92% for the six months ended September 30, 2009 compared to 3.40% in the same period a year ago. The Company's margin has been negatively impacted by the historically low interest rates, including a Federal Funds rate which has a target between 0% and 0.25%. At September 30, 2009 the Company had $56.5 million of funds at the Federal Reserve Bank earning 0.25% which put downward pressure on the Company's margin. In addition, the Company has seen a decrease in the yield earned on loans from 6.46% for the six months ended September 30, 2008 to 5.94% for the six months ended September 30, 2009 due to the decrease in market rates and an increase in nonaccrual loans. See Asset Quality below.
      o The Company recorded approximately $220,000 in merger related expenses during the six months ended September 30, 2009; these expenses are not tax deductible. See Acquisition below.
      o The Company sold Riverside Investments, New England Bank's advisory and investment services division, during the current period and recognized a $175,000 gain on sale of the division.
      o Capital remains strong with an equity to assets ratio of 10.1%. In addition New England Bank remains well capitalized with a Tier 1 capital ratio of 7.15%.

Asset Quality:

Total nonaccrual loans were $12.2 million at September 30, 2009, an increase of $233,000 from $11.9 million at March 31, 2009. In addition, the Bank had $922,000 in other real estate owned at September 30, 2009 compared to $141,000 at March 31, 2009. Loans risk rated as substandard, doubtful and loss totaled $24.6 million at September 30, 2009 compared to $18.3 million at March 31, 2009. The allowance for loan losses as a percentage of gross loans outstanding decreased from 1.54% at March 31, 2009 to 0.84% at September 30, 2009. The decrease was caused primarily by the $3.7 million in charge-offs during the six months ended September 30, 2009. During the six months ended September 30, 2009 the Company acquired Apple Valley Bank & Trust's ("Apple Valley") $60.2 million in net loans. In accordance with FASB Statement No. 141(R), the allowance for loan losses of Apple Valley was not consolidated into New England Bank's allowance for loan losses. Instead, individual loan book values were reduced by the estimated credit loss associated with the allowance for loan losses. If the $872,000 of credit losses on Apple Valley loans was consolidated into New England Bank's allowance, the ratio of allowance for loan losses to gross loans outstanding would have been 1.01% at September 30, 2009.

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During the six months  ended  September  30, 2009 the Company  took title to two commercial properties through foreclosure and one commercial property in the merger with Apple Valley Bank & Trust and sold one residential and one commercial property. At September 30, 2009 the Company has two commercial properties with a total carrying value of $922,000.

Acquisition:

On June 8, 2009 the Company completed its acquisition of Apple Valley Bank & Trust Company of Cheshire, Connecticut, which was merged into New England Bancshares' wholly-owned banking subsidiary, New England Bank. The Company issued an aggregate of 517,196 shares of New England Bancshares stock and paid an aggregate of $2.9 million to Apple Valley Bank & Trust stockholders.


Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank's products and services, please visit www.nebankct.com.



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                          Selected Financial Highlights
                                   (unaudited)
                  (dollars in thousands, except per share data)

Income Statement Data             Three Months Ended     Six Months Ended
                                     September 30,        September 30,
                                   -----------------    -----------------
                                     2009      2008       2009      2008
                                   -------   -------    -------   -------
Net interest and dividend income   $ 4,665   $ 3,955    $ 8,548   $ 7,832
Provision for loan losses              704       159      1,384       307
Non-interest income (charge)           611    (1,994)     1,297    (1,527)
Non-interest expense                 4,187     3,618      8,480     7,162
Net income (loss)                      301    (1,994)       120    (1,542)
Earnings (loss) per share:
   Basic                           $  0.05   $ (0.35)   $  0.02   $ (0.27)
   Diluted                            0.05     (0.35)      0.02     (0.27)

Dividend per share                 $  0.02   $  0.04    $  0.04   $  0.07

Balance Sheet Data               September 30, 2009       March 31, 2009
                                 ------------------       --------------
Total assets                          $672,242               $571,664
Total loans, net                       490,141                413,566
Allowance for loan losses                4,145                  6,458
Other real estate owned                    922                    141
Total deposits                         518,907                419,436
Repurchase agreements                   15,270                 12,069
FHLB advances                           61,226                 66,833
Total equity                            67,793                 63,954
Book value per share                     10.61                  10.83
Tangible book value per share             7.68                   7.98

Key Ratios                Three Months Ended     Six Months Ended
                            September 30,          September 30,
                            -------------          -------------
                            2009     2008          2009     2008
                            ----     ----          ----     ----
Return on average assets    0.18%   (1.48)%        0.04%   (0.58)%
Return on average equity    1.79%   (11.76)%       0.36%   (4.53)%
Net interest margin         3.00%    3.38%         2.92%    3.40%

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